UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2008

XELR8 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50875	84-1575085
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

480 South Holly Street
Denver, CO 80246
(Address of principal executive offices, including zip code)

(303) 316-8577
(Registrant’s telephone number, including area code)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On January 25, 2008, the Company entered into a one year agreement with Wolfe Axelrod Weinberger Associates LLC (“WAW”), for WAW to act as the Company’s financial public relations firm for a program of financial communications and investor relations. WAW has been representing publicly traded emerging growth companies to both Wall Street and Main Street for over 25 years.  WAW designs and implements pro-active, creative and aggressive programs that enable their clients to lower their cost of capital and capture the attention they deserve from the investment community and the media. The Company will compensate WAW at a base rate of $8,000 per month for the initial year of the engagement period which will begin on January 25, 2008.  If a positive net income is stated on the quarterly report of Client filed with the Securities and Exchange Commission (Form 10-QSB) for any quarter during the term of this Agreement, then, beginning with the month following such quarter, the rate of the monthly base retainer fee shall increase to $12,000. In addition to the monthly retainer, the Company agrees to make a one-time grant to WAW of 300,000 options to purchase fully paid and non-assessable shares of common stock of the Company exercisable at the price of $1.50. Additionally, WAW will earn a bonus of $12,000 upon the completion of the Company’s first profitable quarter, if it occurs before January 28, 2009 and a bonus of $75,000 if, prior to January 15, 2009, the common stock of the Client shall have a closing sales price of greater than $2.50 per share for 20 or more consecutive trading days.

Item 8.01       Other Events

                On January 28, 2008 the Company issued a press release in connection with the WAW financial communications and investor relations agreement, a copy of which has been filed herewith.

Item 9.01       Financial Statements and Exhibits

(d)   Exhibits

        10.32       WAW Agreement

        99.1         Press Release — WAW Press Release

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: January 29, 2008	XELR8 HOLDINGS, INC.

	By:	/s/ John D. Pougnet
John D. Pougnet
Chief Executive Officer
Chief Financial Officer